Exhibit 3


                            COMPANY OPTION AGREEMENT


        THIS COMPANY OPTION AGREEMENT (this "Agreement") is made and entered into as of September 27, 1999, by and among Liquid Holdings Inc., a Delaware corporation ("Parent"), and Geerlings & Wade, Inc., a Massachusetts corporation (the "Company").

        WHEREAS, the Stockholders desire that Parent, Liquid Acquisition Corp., a Massachusetts corporation and wholly owned subsidiary of Parent ("Sub"), and the Company enter into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") with respect to the merger of Sub with and into the Company (the "Merger"); and

        WHEREAS, the Company is executing this Agreement as an inducement to Parent to enter into and execute, and to cause Sub to enter into and execute, the Merger Agreement;

        NOW, THEREFORE, in consideration of the execution and delivery by Parent and Sub of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

        1. Representations and Warranties. The Company represents and warrants to Parent as follows:

               (a) This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles.

               (b) Neither the execution and delivery of this Agreement nor the consummation by the Company of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Company is a party or bound or to which the Option Shares (as defined in Section 2) are subject. Consummation by the Company of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Company or the Option Shares, except as may be noted in Section 2.5 of the Company Disclosure Letter (as defined in the Merger Agreement).

               (c) The Company has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option (as defined in Section 2), that number of shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

        2. Option to Acquire Shares. (a) In the event that the Merger Agreement is terminated by the Sub in accordance with Section 6.1(c) of the Merger Agreement or by the Company in accordance with Section 6.1(d) of the Merger Agreement, at the option of the Parent, the Company shall issue to the Parent or any Affiliate (as defined in the Merger Agreement) of the Parent 271,667 shares of Common Stock (the "Option Shares") at a purchase price equal to the Per Share Merger Consideration (as defined in the Merger Agreement). This right of the Parent to acquire shares of Common Stock is sometimes referred to in this Agreement as the "Option" and the entity purchasing such Option Shares is sometimes referred to as the "Option Share Purchaser". In the event that the Parent is entitled to and wishes to purchase all or some of the Option Shares, the Parent shall give the Company written notice (the date of which being herein referred to as the "Notice Date") within fifteen (15) days of the termination of the Merger Agreement specifying (i) the total number of Option Shares it will purchase, and (ii) a place and date not earlier than three (3) business days nor later than sixty (60) business days from the Notice Date for the closing of such purchase (the "Closing"); provided that if prior notification to or approval of any regulatory agency is required in connection with such purchase, the Parent and the Company shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed; and provided further, that the Parent may, in the written notice referred to above, make the sale and purchase of the Option Shares contingent on the occurrence of the consummation of the transaction that is the subject of the Acquisition Proposal (as defined in the Merger Agreement) or Superior Proposal (as defined in the Merger Agreement) relating to any termination pursuant to Section 6.1(c) or Section 6.1(d) of the Merger Agreement, in which case (i) the Parent may defer the sale and purchase referred to above up to the time immediately prior to the consummation of such other transaction and (ii) such Option shall expire on the one year anniversary of the termination of the Merger Agreement. The term "business day" for purposes of this Agreement means any day, excluding Saturdays, Sundays and any other day that is a legal holiday in the Commonwealth of Massachusetts or a day on which banking institutions in the Commonwealth of Massachusetts are authorized by law or executive order to close. At the Closing, the Option Share Purchaser shall pay to the Company the aggregate purchase price for the Shares purchased from the Company pursuant to this Section 2 in immediately available funds by a wire transfer to a bank account designated by the Option Share Purchaser. At such Closing, simultaneously with the delivery of immediately available funds as provided in this Section 2, the Company shall deliver to the Option Share Purchaser the certificate or certificates representing the number of Option Shares to be purchased and any other documents reasonably requested by the Option Share Purchaser to effect the issuance of the Option Shares to the Option Share Purchaser. Upon the giving by the Parent to the Company of the written notice of exercise of the Option and the tender of the applicable purchase price in immediately available funds, the Option Share Purchaser shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Option Share Purchaser. The Company shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Option Share Purchaser or its assignee, transferee or designee.

        (b) Certificates for Option Shares delivered at the Closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

        "The voting of the shares represented by this certificate is subject to certain provisions of an agreement between the original holder hereof and the Company and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of the Company and will be provided to the holder hereof without charge upon receipt by the Company of a written request therefor."

It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act"), in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Option Share Purchaser (or its transferee) shall have delivered to the Company a copy of a letter from the staff of the Securities and Exchange Commission ("SEC"), or an opinion of counsel, in form and substance reasonably satisfactory to the Company, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Option Shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

        (c) The Company agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;
(ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company; and (iii) promptly to take all action as may from time to time be required (including complying with all premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Sec. 18a and regulations promulgated thereunder or to any other federal or state regulatory authority that is necessary before the Option may be exercised, cooperating fully with the Parent in preparing such applications or notices and providing such information to such federal or state regulatory authority as they may require) of the Company as issuer in order to permit the Option Share Purchaser to exercise the Option and in order to permit the Company to duly and effectively issue shares of Common Stock pursuant hereto.

        (d) The number of shares of Common Stock purchasable upon the exercise of the Option and the purchase price for the Option Shares shall be subject to adjustment from time to time as provided in this paragraph (d). In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares, distributions on or in respect of the Common Stock that would be prohibited under the terms of the Merger Agreement (whether or not then in effect), or the like, the type and number of shares of Common Stock purchasable upon exercise hereof and the purchase price for the Option Shares shall be appropriately adjusted in such manner as shall fully preserve the economic benefits provided hereunder and proper provision shall be made in any agreement governing any such transaction to provide for such proper adjustment and the full satisfaction of the Company's obligations hereunder.

        (e) Parent agrees with and covenants to the Company that, in the event of the exercise of the Option pursuant to the terms hereof, Parent shall cooperate with the Company in the preparation of any necessary filings with regulatory authorities concerning the Alcoholic Beverage Licenses (as defined in the Merger Agreement), including amendments to existing filings, and any related requests for approvals.

        3.     Registration.

        (a) As used in this Agreement, "Registrable Securities" means each of the Option Shares issued to the Option Share Purchaser hereunder or shares of Common Stock acquired upon exercise of the option granted pursuant to the Stockholder Agreement (as defined in the Merger Agreement) and any other securities issued in exchange for, or issued as dividends or otherwise on or in respect of, any of such Option Shares or such other shares of Common Stock.

        (b) At any time or from time to time within three years of the first Closing, the Option Share Purchaser may make a written request to the Company for registration under and in accordance with the provisions of the 1933 Act with respect to all or any part of the Registrable Securities (a "Demand Registration"). As soon as reasonably practicable after the Option Share Purchaser's request for a Demand Registration, the Company shall file one or more registration statements on any appropriate form with respect to all of the Registrable Securities requested to be so registered; provided that the Company will not be required to file any such registration statement during any period of time (not to exceed 60 days after such request in the case of clause (i) below or 90 days in the case of clauses (ii) or (iii) below) when (i) the Company is in possession of material nonpublic information which it reasonably believes would be detrimental to be disclosed at such time and, in the written opinion of outside counsel to the Company, such information would have to be disclosed if a registration statement were filed at that time, (ii) the Company is required under the 1933 Act to include audited financial statements for any period in such registration statement that are not yet available for inclusion therein, or (iii) the Company determines, in its reasonable judgment, that such registration would interfere with any financing, acquisition or other material transaction involving the Company or any of its affiliates. The Company shall use its best efforts to have the Demand Registration declared effective as soon as reasonably practicable after such filing and to keep the Demand Registration continuously effective for a period of at least ninety days following the date on which the Demand Registration is declared effective; provided that, if for any reason the effectiveness of any Demand Registration is suspended, the required period of effectiveness shall be extended by the aggregate number of days of each such suspension; and provided, further, that the effectiveness of any Demand Registration may be terminated if and when all of the Registrable Securities covered thereby shall have been sold. The Option Share Purchaser shall be entitled to two Demand Registrations. The Option Share Purchaser shall have the right to select the managing underwriter, if any, which shall be reasonably acceptable to the Company and the Company shall enter into an underwriting agreement in customary form.

        (c) If at any time within three years of the first Closing, the Company proposes to file a registration statement under the 1933 Act with respect to any shares of any class of its equity securities to be sold for the account of the Company, and the registration form to be used may be used for the registration of Registrable Securities, the Company shall in each case give written notice of such proposed filing to the Option Share Purchaser at least twenty days before the anticipated filing date, and the Option Share Purchaser shall have the right to include in such registration such number of Registrable Securities as the Option Share Purchaser may request (such request to be made by written notice to the Company within fifteen days following the Option Share Purchaser's receipt from the Company of such notice of proposed filing). The Company shall use its best efforts to cause the managing underwriter of any proposed underwritten offering to permit the Option Share Purchaser to be included in such offering on the same terms and conditions as any similar securities of the Company included therein. Notwithstanding the foregoing, if the managing underwriter of such offering advises the Company that, in the reasonable opinion of such underwriter, the amount of Registrable Securities which the Option Share Purchaser requests to be included in such offering would materially and adversely affect the success of such offering, then the amount of Registrable Securities to be offered shall be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such underwriter; provided, however, that if the amount of Registrable Securities shall be so reduced, the Company shall not be permitted to include in such registration any securities of the Company other than securities to be issued by the Company and Registrable Securities.

        (d) In the event that Registrable Securities are included in a "piggyback" registration statement pursuant to paragraph (c) hereof, the Option Share Purchaser agrees not to effect any public sale or distribution of the issue being registered or a similar security of the Company, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 under the 1933 Act, during the ten business days prior to, and during the 90-day period beginning on, the effective date of such registration statement (except as part of such registration), if and to the extent timely notified in writing by the managing underwriter. In the event that the Option Share Purchaser requests a Demand Registration or if Registrable Securities are included in a "piggyback" registration pursuant to paragraph (c) hereof, the Option Share Purchaser and Company agree not to effect any public sale or distribution of the issue being registered or a similar security of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the period from such request until 90 days after the effective date of such registration statement (except as part of such registration statement or pursuant to a registration of securities on Form S-4 or Form S-8 or any successor form).

        (e) The registrations effected under this Section 3 shall be effected at the Company's expense except for underwriting commissions allocable to the Registrable Securities. The Company shall indemnify and hold harmless the Option Share Purchaser, its affiliates and controlling persons and their respective officers, directors, agents and representatives from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, all outofpocket expenses, investigative expenses, expenses incurred with respect to any judgment and fees and disbursements of counsel and accountants) arising out of or based upon any statements contained in or omission or alleged omissions from, each registration statement (and related prospectus) filed pursuant to this Section 3; provided, however, that the Company shall not be liable in any such case to the Option Share Purchaser or any affiliate or controlling person of the Option Share Purchaser or any of their respective officers, directors, agents or representatives to the extent that any such loss, claim, damage, liability (or action or preceding in respect thereof) or expense arises out of or is based upon an untrue statement or omission or alleged omission made in such registration statement or prospectus in reliance upon, and in conformity with, written information furnished to the Company specifically for use in the preparation thereof by the Option Share Purchaser, such affiliate, controlling person, officer, director, agent or representative, as the case may be.

        4. Voting. The Parent agrees that if it or any of its Affiliates acquire any Option Shares pursuant to Section 2 of this Agreement, and if any vote or consent is requested in connection with any Acquisition Proposal or Superior Proposal relating to the termination of the Merger Agreement that caused the Option to become exercisable, then the Option Share Purchaser will vote the Option Shares as directed by the Board of Directors of the Company.

        5.    Grant of Irrevocable Proxy; Appointment of Proxy.

        (a) The Parent hereby irrevocably grants to, and appoints, the Company and Jay L. Essa, Chief Executive Officer of the Company, and David R. Pearce, Chief Financial Officer of the Company, in their respective capacities as officers of the Company, and any individual who shall hereafter succeed to any such office of the Company, and each of them individually, the proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Option Share Purchaser, to vote the Option Shares, or grant a consent or approval in respect of the Option Shares as provided in Section 4.

              (b) The Parent represents that any proxies heretofore given in respect of the Option Shares are not irrevocable, and that any such proxies are hereby revoked.

              (c) The Parent hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Parent and any other Option Share Holder under this Agreement. The Parent hereby further affirms that the irrevocable proxy is coupled with an interest sufficient in law to support an irrevocable power and may under no circumstances be revoked. The Parent hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 41 of the Massachusetts Business Corporation Law.

        6     Further Assurances. The Company shall, upon request of Parent, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

        7. Termination. This Agreement, and all rights and obligations of the parties hereunder shall terminate, and the Option shall expire, upon the termination of the Merger Agreement pursuant to and in accordance with Section 6.1(a), (b), (e), (f), (g) or (h) thereof or upon consummation of the Merger (as defined in the Merger Agreement). In the event of a termination of the Merger Agreement pursuant to Section 6.1(c) or Section 6.1(d) thereof, (i) this Agreement and the rights and obligations of the parties hereunder shall terminate if the Option is not timely exercised pursuant to Section 2 and (ii) this Agreement and the rights and obligations of the parties hereunder shall survive and remain in full force and effect if the Option is timely exercised pursuant to Section 2.

        8. Enforcement Costs. If any party institutes an action for the enforcement of this Agreement, the prevailing party shall be entitled to reimbursement on delivered of all costs and expenses of such action including reasonable legal fees.

        9.    Miscellaneous.

              (a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement.

              (b) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice).

               (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               (d) This Agreement may be executed in two or more counterparts, each of which shall be considered an original hereof and one and the same agreement.

               (e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and shall inure to the benefit of the parties' respective successors and assigns.

               (f) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

               (g) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except that the rights of an Option Share Purchaser may be assigned in connection with a transfer of the Option Shares. Any assignment in violation of the foregoing shall be void.

               (h) The Company agrees that irreparable damage would occur and that Parent would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches by the Company of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the Commonwealth of Massachusetts or any Commonwealth of Massachusetts state court in the event any dispute arises out of this

Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the Commonwealth of Massachusetts or a Massachusetts state court. The foregoing remedies are in addition to, and not in lieu of, any payment required to be made by the Company pursuant to the terms of the Merger Agreement.

               (i) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

               (j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Agreement as of the day and year first above written.

                                    LIQUID HOLDINGS INC.

                                    By: /s/ David J. Roodberg
                                       ----------------------------------
                                        Name:  David J. Roodberg
                                        Title: Executive Vice President
                                               and Treasurer


                                    GEERLINGS & WADE, INC.:


                                    By: /s/ Jay L. Essa
                                       ----------------------------------
                                        Name: Jay L. Essa
                                        Address: 960 Turnpike Street
                                                 Canton, MA  02021